Filed Pursuant to Rules 424(b)(3) and 424(c)

Registration Number: 333-152710

PROSPECTUS SUPPLEMENT #31

(to prospectus dated August 1, 2008 and to

prospectus supplements #1 through #30 dated

respectively, November 20, 2008, December 8, 2008,

February 11, 18 and 27, 2009, May 7 and 13, 2009,

June 2 and 5, 2009, July 31, 2009, September 15 and 17, 2009,

October 1 and 30, 2009, November 13 and 20, 2009,

December 2 and 18, 2009, February 5 and 24, 2010,

March 1, 5, 16 and 24, 2010, May 7 and 14, 2010,

June 1 and 17, 2010, July 30, 2010 and August 11, 2010)

10,000,000 SHARES OF COMMON STOCK

This document supplements the prospectus dated August 1, 2008 relating to the registration of our common stock under our Registration Statement on Form S-4 (SEC Registration No. 333-152710), as amended by previous prospectus supplements. This prospectus supplement is incorporated by reference into the prospectus. The information in this prospectus supplements the information set forth under the heading “Resales of Shares” in the prospectus dated August 1, 2008, as amended to date.

This prospectus supplement relates to 326,321 shares of our common stock issued as part of the purchase price we paid in connection with (i) the acquisition of the portion of Gallagher Healthcare Insurance Services of Kansas City, LLC that we did not previously own and (ii) the acquisition of substantially all of the insurance brokerage business of The Old Greenwich Consulting Group, LLC on September 1, 2010. You should read this supplement in conjunction with the prospectus and subsequent supplements.

On August 29, 2008, we entered into a purchase agreement with Christopher M. Miller to acquire the 49% of Gallagher Healthcare Insurance Services of Kansas City, LLC that we did not previously own. Pursuant to the terms of the purchase agreement with Christopher M. Miller, as part of the consideration we agreed to deliver 9,420 shares of our common stock on or before the second anniversary of the closing date. On September 1, 2010, we entered into a purchase agreement with The Old Greenwich Consulting Group, LLC to acquire substantially all of its assets. The Old Greenwich Consulting Group, LLC operates a consulting and insurance brokerage business located in Old Greenwich, Connecticut. Pursuant to the terms of the purchase agreement with The Old Greenwich Consulting Group, LLC, we agreed to pay consideration consisting of 316,901 shares of our common stock, a closing cash payment of $2,625,010, and additional amounts to be paid in the future in cash and/or shares of our common stock upon the satisfaction of certain financial performance milestones described in the purchase agreement. We entered into these transactions as part of our ongoing program to grow the company through acquisitions that expand our talent pool, enhance our geographic presence and service capabilities, and/or broaden and further diversify our business mix. We accounted for these acquisitions as business combinations.

Investing in our common stock involves a high degree of risk. See “Risk Factors,” on page 4 of the prospectus dated August 1, 2008, and those risk factors contained in the documents we incorporate by reference into such prospectus, to learn about factors you should consider before buying shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE

SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES

OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY

REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus supplement is dated September 1, 2010.